Exhibit 8.1

October 11, 2016

Hunter Maritime Acquisition Corp.

c/o MI Management Company

Trust Company Complex, Suite 206

Ajeltake Road

P.O. Box 3055

Majuro, Marshall Islands

MH96960

Re:	Hunter Maritime Acquisition Corp.

Ladies and Gentlemen:

We have acted as counsel to Hunter Maritime Acquisition Corp., a company incorporated under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the Company’s Registration Statement on Form F-1 (File No. 333-            ) (the “Registration Statement”) as filed publicly with the U.S. Securities and Exchange Commission (the “Commission”) on October 11, 2016, as thereafter amended or supplemented, with respect to the initial public offering (the “Offering”) of up to 17,250,000 of the Company’s units (the “Units”), each consisting of one Class A common share, $0.0001 per share (the “Common Shares”) and one-half warrant to purchase one Common Share (“Warrants”). The shares of Common Stock underlying the Warrants that are part of the Units are referred to as the “Warrant Shares”).

In formulating our opinion, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus of the Company included in the Registration Statement. We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the

Hunter Maritime Acquisition Corp.

October 11, 2016

captions “Risk Factors” and “Taxation” therein, we hereby confirm that the opinions of Seward & Kissel LLP with respect to United States federal income tax matters and Marshall Islands tax matters expressed in the Registration Statement under the captions “Taxation—United States Federal Income Tax Considerations”, “Taxation—U.S. Federal Income Taxation of Our Company”, “U.S. Federal Income Tax Consequences for Holders of Our Units”, “U.S. Federal Income Taxation of U.S. Holders”, “Taxation—U.S. Federal Income Taxation of Non-U.S. Holders”, “Taxation—Backup Withholding and Information Reporting” and “Taxation—Marshall Islands Tax Considerations” accurately state our views as to the tax matters discussed therein.

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters”, “Taxation—United States Federal Income Tax Considerations”, “Taxation—U.S. Federal Income Taxation of Our Company”, “U.S. Federal Income Tax Consequences for Holders of Our Units”, “U.S. Federal Income Taxation of U.S. Holders”, “Taxation—U.S. Federal Income Taxation of Non-U.S. Holders”, “Taxation—Backup Withholding and Information Reporting” and “Taxation—Marshall Islands Tax Considerations” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ SEWARD & KISSEL LLP